SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2013

Eagle Bancorp, Inc.

 (Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7815 Woodmont Avenue, Bethesda, Maryland  20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On February 11, 2013, the Compensation Committee of the Board of Directors of Eagle Bancorp, Inc. (the “Company”), approved base salaries for calendar year 2013 (retroactive to January 1, 2013) and the award of shares of restricted stock under the Company’s 2006 Stock Plan to the Company’s named executive officers, as set forth in the table below. The Compensation Committee also approved the payment of cash bonus awards under the Company’s Senior Executive Incentive Plan and the award of discretionary cash bonuses.

Name	Title	Annual Salary	Bonus	Restricted Stock Awarded
James H. Langmead	EVP and CFO — Company and Bank	$318,530	$174,994	6,269
Thomas D. Murphy	President — Community Banking	$297,876	$157,745	2,898
Ronald D. Paul	President and CEO — Company and Bank	$733,700	—	53,548	(1)
				250,000	(2)
Susan G. Riel	EVP — Company; SEVP & COO — Bank	$402,050	$303,353	9,251
Janice L. Williams	EVP & Chief Credit Officer — Bank	$306,072	$191,902	3,686

(1)                                 Includes 32,400 shares awarded in lieu of cash bonus payment, based on a value of $22.695 per share.

(2)                                 Represents award of shares of restricted stock in lieu of participation in supplemental retirement plan, discussed below.

The increases in base salary for the named executive officers range from 3% to 10.0%.  All awards of restricted stock vest in four substantially equal annual installments commencing on the first anniversary of grant, subject to the terms of the 2006 Stock Plan and the form of award certificate.

On February 11, 2012, the Compensation Committee of the Company also approved the Senior Executive Incentive Plan for 2013 performance. The Senior Executive Incentive Plan is a non-equity incentive compensation plan pursuant to which participating officers may earn cash incentive awards if certain pre-determined targets, including overall Company level performance and individual performance targets are met.  Awards under either Senior Executive Incentive Plan may also be paid in stock, through awards under the Company’s 2006 Stock Plan, in the discretion of the Compensation Committee.  A redacted version of the plan, which does not disclose certain target goals and compensation levels for which confidential treatment has been requested, is attached as Exhibit 10.1 hereto.

In addition, the Compensation Committee approved the grant of certain retirement benefits to executive officers.

The eight executive officers other than Mr. Paul, including each of the other named executive officers, will enter into Supplemental Executive Retirement and Death Benefit Agreements (the “SERP Agreements”) with the Bank that, upon the respective executive’s retirement, will provide for a stated monthly payment for such executive’s lifetime. The retirement benefit is tied to a percentage of such executive’s projected average base salary over the five years preceding retirement, assuming retirement at age 67. The SERP Agreements will provide that (a) the benefits vest ratably over six years of service to the Bank, with the executive receiving credit for years of service prior to entering into the SERP Agreement (b) death, disability and change-in-control shall be deemed to be retirement resulting in immediate vesting, and (c) the monthly amount will be reduced if retirement occurs earlier than age 67 for any reason other than death, disability or change-in-control. The SERP Agreements further provide for a death benefit in the event the retired executive has not received at least 180 monthly installments of supplemental retirement benefits; the death benefit will be based upon an election by the executive for either a lump sum payment or continued monthly installment payments, such that the executive and the executive’s beneficiary have received payment(s) sufficient to equate to a cumulative 180 monthly installments.

The benefits to the named executive officers are as set forth in the following table:

Name	Title	Percentage of Projected Salary
James H. Langmead	EVP and CFO — Company and Bank	30%
Thomas D. Murphy	President — Community Banking	25%
Susan G. Riel	EVP — Company; SEVP & COO — Bank	35%
Janice L. Williams	EVP & Chief Credit Officer — Bank	30%

The SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits and comply with Section 409A of the Internal Revenue Code.  However, the Bank has elected to finance the retirement benefits by purchasing annuities that have been designed to provide a future source of funds for the lifetime retirement benefits of the SERP Agreements.  The primary impetus for utilizing annuities is a substantial savings in compensation expense for the Bank as opposed to a traditional SERP.

The Compensation Committee approved a grant of 250,000 shares of restricted stock to Mr. Paul, in lieu of including him as a participant in the SERP Agreements. The shares vest in four substantially equal annual installments commencing on the first anniversary of grant, subject to the terms of the 2006 Stock Plan and the form of award certificate. The Compensation Committee believes that this provides Mr. Paul generally with the financial benefits of what he would have received pursuant to a SERP Agreement, at a lower cost to the Bank, and that providing for restricted stock rather than benefit installments better maintains the alignment between Mr. Paul’s interests and those of the shareholders.

The Committee also approved an increase in annual fees, a restricted stock award and a cash bonus for Robert Pincus, Vice Chairman of the Board of Directors, under his Director Fee Agreement.  For 2013 he will be entitled to receive a fee of $440,000.  He was awarded a cash bonus of $358,882, and 2,500 shares of restricted stock.  Each other nonemployee director of the Company was awarded 3,200 shares of restricted stock, and each other nonemployee member of the Board of Directors of the Bank was awarded 700 shares of restricted stock.

Item 9.01                                           Financial Statements and Exhibits

(d)  Exhibits.

Number	Description
10.1	2013 Senior Executive Incentive Plan (redacted)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive Officer

Dated: February 15, 2013